2

CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2015
FIRST INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Retirement Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
The Plan consists of two separate components: the EMD Component, which applies to eligible employees of Curtiss-Wright Electro-Mechanical Corporation as provided in the EMD appendix to the Plan, and the CWC Component, which applies to other employees eligible to participate in the Plan (the “CWC Component”).

3.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the CWC Component for the following reasons:

a.	To clarify the inclusion of certain long-term incentive compensation payments in the Plan’s definition of “Compensation”; and

b
To reflect the terms of a new collective bargaining agreement covering employees of the Company’s Target Rock operations that increases their benefit formula with respect to credited service earned on or after January 1, 2016.

4.	Articles 12.01 and 12.02 of the CWC Component permit the Company to amend the CWC Component, by written resolution, at any time and from time to time.

5.	Article 11.02(b) of the CWC Component authorizes the Curtiss-Wright Corporation Administrative Committee to adopt certain CWC Component amendments on behalf of the Company.
Amendment:
For the reasons set forth in the Recitals to this Instrument of Amendment, the CWC Component of the Plan is hereby amended in the following respects:

1.	Effective January 1, 2016, the first paragraph of Article 1.12 (“‘Compensation’”) is amended in its entirety to read as follows:

"Compensation" means, except as defined in Article 6.12(b), all of each Participant's regular or base salary or wages, including overtime pay, commissions and payments under the Company's incentive compensation plans or bonus plans; provided, however, that, effective for the period beginning on January 1, 2016, and ending on December 31, 2017, only 70% of the annual award under the Company’s Long-Term Incentive Compensation Plan shall be so included (30% of such annual award in the case of a Participant for whom the cash portion of the most recent annual award equals that percentage).

2.	Effective January 1, 2016, Section 9.02(a)(v) (“Target Rock Corporation”) is amended by adding the following subparagraphs (W), (X) and (Y) at the end thereof to read, respectively, as follows:

(W)
$56.00 multiplied by his years of Credited Service with Curtiss-Wright Flow Control Corporation on or after January 1, 2016, for any pension payments due for months commencing on or after January 1, 2016.

(X)
$58.00 multiplied by his years of Credited Service with Curtiss-Wright Flow Control Corporation on or after January 1, 2017, for any pension payments due for months commencing on or after January 1, 2017.

(Y)
$60.00 multiplied by his years of Credited Service with Curtiss-Wright Flow Control Corporation on or after January 1, 2018, for any pension payments due for months commencing on or after January 1, 2018.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2016.

Curtiss-Wright Corporation
Administrative Committee

By:	/s/ Paul J. Ferdenzi